Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Papa John’s International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-224770, 333-173893, 333-165154, 333-168562, 333-221218, 333-149468, 333-168561) on Form S-8 of Papa John’s International, Inc. of our reports dated March 8, 2019, except for the restatement as to the effectiveness of internal control over financial reporting for the material weaknesses related to variable interest entity and consolidation matters, as to which the date is May 7, 2019, with respect to the consolidated balance sheet of Papa John’s International, Inc. and subsidiaries (the Company) as of December 30, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ (deficit), and cash flows for the year ended December 30, 2018, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 30, 2018, which reports appear in the December 30, 2018 annual report on Form 10‑K/A of Papa John’s International, Inc.

Our report dated March 8, 2019, except for the restatement as to the effectiveness of internal control over financial reporting for the material weaknesses related to variable interest entity and consolidation matters, as to which the date is May 7, 2019, on the effectiveness of internal control over financial reporting as of December 30, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 30, 2018 because of the effect of material weaknesses on the achievement of control objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses were identified related to not engaging appropriate technical expertise to evaluate variable interest entity and consolidation matters resulting in the failure to consolidate Papa John’s Marketing Fund, Inc. (PJMF) which also resulted in not maintaining effective controls over financial reporting related to PJMF.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of the new revenue standard.

/s/ KPMG LLP

Louisville, Kentucky
May 7, 2019